Exhibit 10.3

AMENDMENT NO. 2 TO

1999 INCENTIVE PLAN OF

U.S. CONCRETE, INC.

Effective as of December 17, 2004

The Board of Directors of U.S. Concrete Inc. (the “Company”) by resolution has duly adopted this Amendment No. 2 to the Company’s 1999 Incentive Plan (the “Plan”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Plan.

1. The Plan is hereby amended by deleting Section 13 and replacing in lieu thereof a new Section 13 reading in its entirety as follows:

“Amendment, Modification, Suspension or Termination. The Board may amend, modify, suspend or terminate this Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose applicable law permits, except that (a) no amendment or alteration that would adversely affect the rights of any Participant under any Award previously granted to that Participant will be made without the consent of that Participant and (b) no material modification to this Plan will be made without shareholder approval. This Plan shall terminate on December 31, 2008 unless sooner terminated by the Board pursuant to the preceding sentence. Termination of this Plan shall not affect any of the rights of any Participant under any Award outstanding on the termination date of this Plan, and such rights shall continue to be subject to the terms of the applicable Award and this Plan notwithstanding the termination of this Plan.”